Registration No. 333-250886

Registration No. 333-234402

Registration No. 333-234401

As filed with the Securities and Exchange Commission on November 17, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Provident Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	84-4132422
(State or other jurisdiction	I.R.S. Employer Identification No.
of incorporation or organization)

5 Market Street
Amesbury, Massachusetts	01913
(Address of Principal Executive Offices)	(Zip Code)

Provident Bancorp, Inc. 2020 Equity Incentive Plan

Provident Bancorp, Inc. 2016 Equity Incentive Plan

BankProv 401(k) Plan (formerly, SBERA 401(k) Plan as Adopted by The Provident Bank)

(Full Title of the Plan)

Copies to:

Jean-Pierre Lapointe

Executive Vice President and Chief Financial Officer

NB Bancorp, Inc.

1063 Great Plain Avenue

Needham, Massachusetts .2492

(781) 444-2100

(Name, Address and Telephone

Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following registration statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by Provident Bancorp, Inc., a Maryland corporation (the “Registrant”):

(i) Registration Statement File No. 333-250886, filed with the SEC on November 23, 2020, pertaining to the registration of 1,429,734 shares of the common stock, par value $0.01 per share of the Registrant (the “Common Stock”), reserved for issuance under the Provident Bancorp, Inc. 2020 Equity Incentive Plan;

(ii) Registration Statement File No. 333-234402, filed with the SEC on October 31, 2019, pertaining to the registration of 1,132,072 shares of Common Stock of the Registrant reserved for issuance under the Provident Bancorp, Inc. 2016 Equity Incentive Plan; and

(iii) Registration Statement File No. 333-234401, filed with the SEC on October 31, 2019, pertaining to the registration of 1,706,369 shares of Common Stock of the Registrant reserved for issuance under the BankProv 401(k) Plan (formerly, SBERA 401(k) Plan as Adopted by The Provident Bank) and registering an indeterminate number of participation interests, all for offer and sale under the BankProv 401(k) Plan (formerly, SBERA 401(k) Plan as Adopted by The Provident Bank).

The Registrant intends to terminate and suspend all reporting obligations with the SEC under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statements by deregistering all shares that remain unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Easthampton, Massachusetts on November 17, 2025.

NB Bancorp, Inc., as successor by merger to Provident Bancorp, Inc.

By:	/s/ Jean-Pierre Lapointe
Jean-Pierre Lapointe
Executive Vice President and Chief Financial Officer
(Duly Authorized Representative)